Exhibit 4.2

DEED POLL

THIS DEED POLL is made on November 24, 2011 in favour of Holders of Depositary Shares issued pursuant to the Deposit Agreement dated as of November 24, 2011, by (i) Coach, Inc., a corporation incorporated in the State of Maryland, the United States (the “Company”) and (ii) JPMorgan Chase Bank, N.A. (the “Depositary”).

WHEREAS:

(A)        The Company has entered into a deposit agreement dated November 24, 2011, with the Depositary relating to Shares of the Company in respect of which Depositary Shares have been issued (such agreement, as amended or supplemented, being hereinafter referred to as the “Deposit Agreement”).

(B)         The Company intends to allow Holders to enforce certain specified obligations of the Company under the Deposit Agreement as if they were originally parties to the Deposit Agreement.

NOW THIS DEED WITNESSETH AS FOLLOWS and is made by way of deed poll:

1.           Capitalised terms used but not otherwise defined herein shall have the meanings given to them in the Deposit Agreement.

2.           The Company agrees that, if the Company fails to perform any obligation imposed upon it by the provisions of the Deposit Agreement, any Holder may enforce the relevant provisions of the Deposit Agreement as if it was a party to the Deposit Agreement and in the capacity of the “Depositary” named therein in respect of the number of Deposited Securities represented by the HDSs to which the HDRs held by the Holder relate.  The Company further undertakes to indemnify the Holder for any loss arising from or incurred in connection with or otherwise relating to the enforcement by such Holder, as the case may be, of any such provisions.

3.           The Company and the Depositary further agree, for the avoidance of doubt, that each Holder shall be able to enforce against the Company and the Depositary the rights to which it is entitled to under the Deposit Agreement and the HDRs pursuant to and in the terms set out in Section 18 of the HDRs.

4.           This Deed Poll shall enure for the benefit of the Holders and their successors or assigns of Depositary Shares and shall be deposited with and held by the Depositary.

5.           This Deed Poll shall be governed by, and shall be construed in accordance with, the laws of Hong Kong.

6.           The courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed Poll, and accordingly, any legal action or proceedings arising out of or in connection with this Deed Poll (“Proceedings”) may be brought in such courts.  The Company and the Depositary each irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.  These submissions are made for the benefit of the Holders and shall not limit the right of the Holders to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

7.           The Company irrevocably appoints Coach Hong Kong Limited, of Suite 3301, 33rd Floor Tower 6, The Gateway, Harbour City, Kowloon, Hong Kong as its agent in Hong Kong to receive service of process in any Proceedings in Hong Kong.  If for any reason the Company does not have such an agent in Hong Kong, it will promptly appoint a substitute process agent and notify the Holders and the Depositary of such appointment.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

8.           This Deed Poll and the obligations of the parties hereto shall be conditional upon the Deposit Agreement becoming unconditional in accordance with its terms within 60 days from the date of the Deposit Agreement. If this condition is not fulfilled, this Deed Poll shall forthwith terminate and neither the Company nor the Depositary shall have any right against or obligation towards the other party or any of the Holders.

SEALED WITH THE COMMON SEAL of	)
COACH, INC.	)
and SIGNED by Daniel J. Ross	) /s/ Daniel J. Ross
)
)
in the presence of Caroline E. de Rooy	) /s/ Caroline E. de Rooy

SEALED WITH THE COMMON SEAL of	)
JPMorgan Chase Bank, N.A.	)
and SIGNED by Gregory A. Levendis	) /s/ Gregory A. Levendis
)
)
in the presence of Marcos Rivero	) /s/ Marcos Rivero